Exhibit 99.1

RGS Energy Reports Fourth Quarter and Full Year Results 2014

LOUISVILLE, CO, March 31, 2015 – RGS Energy (NASDAQ:RGSE), one of the nation’s largest and most recognized rooftop installers of solar equipment, has reported results for its fourth quarter and full year ended December 31, 2014. The company also filed today its Annual Report on Form 10-K.

Restructuring, Business Climate and Impact on 4th Quarter Results

As previously announced, RGS made the strategic decision to exit its Large Commercial business segment. The results of the segment for all periods are presented as discontinued operations, while the company’s continuing operations are primarily composed of its residential and Sunetric business segments. As previously announced, during the fourth quarter, the company divested its retail and catalog business which is included in continuing operations for the quarter.

During 2014, the company devoted significant resources to sales and marketing to drive sales. The company was not successful in growing its sales in California, due to the competitive landscape and high cost per acquisition of its field sales teams. However, the company was successful in increasing sales in the East Coast and E-sales, which increased the residential backlog by 40% to $39.7 million, sufficient to supplant the impact from exiting the Colorado and Missouri markets. Unfortunately, the increased backlog could not be fully converted to revenue due to the sales growth outpaced the total construction and integrator installation availability, inclement weather on the East Coast, and vendors’ terms limited access to solar panels as a result of the company’s historical operating and cash losses. These conditions will also adversely affect the first quarter of 2015 operating results.

The reduction in revenue had an adverse impact on the gross margin percentage due to the fixed costs of maintaining its construction operation infrastructure. To address these circumstances, the company announced on March 2, 2015, the closing of its California offices. To continue to service the California market, the company will draw on its core strengths, including engineering, E-Sales, operations management and leasing capabilities. The company will continue to maintain a field sales organization and its in-house construction organization on the East Coast.

RGS Energy’s restructuring activities, which began to be implemented half-way through the third quarter of 2014, have been designed to reduce its operating cash outflow. As a result of the restructuring, the company’s quarterly cash inflow (outflow) from operations in 2014 were the following:

($ millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014
Cash Inflow (Outflow)	$(11.0)	$(13.6)	$(6.2)	$0.6

The company was successful in improving its cash inflow in the fourth quarter of 2014. However, the lack of favorable vendor terms and the reduction of the line-of-credit during the fourth quarter prevented the company from having sufficient access to solar panels to convert its backlog. To address these circumstances, the company determined that additional financing was necessary as well as actions to decrease its fixed cash operating infrastructure costs. As previously reported, the company secured the additional financing, receiving gross proceeds of $3.5 million from the issuance of common stock and warrants in February 2015, with the opportunity, subject to the satisfaction of certain equity conditions, to raise up to an additional $8 million by effecting a mandatory exercise of certain of the warrants.

Q4 2014 Financial Summary

•	In the fourth quarter of 2014, net revenue from continuing operations increased 2.0% to $18.4 million over the same year-ago quarter.

•	The residential segment’s average selling price (ASP) on new sales orders rose 20% over the same year-ago quarter and increased 2.3% from the third quarter of 2014. The increase in ASP is primarily due to the company’s continued focus on pricing discipline.

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•	Approximately $4.4 million or 36% of the residential segment’s revenue for the fourth quarter of 2013 was from two states, Missouri and Colorado, which previously offered attractive incentives to homeowners. With the repeal of these incentives, the revenue from these states in the fourth quarter of 2014 was 0.3% of the residential segment’s revenue. Revenue from Missouri and Colorado decreased $0.3 million in the fourth quarter versus the third quarter. Revenue from the Sunetric segment was $5.9 million in the fourth quarter, versus none for the same year-ago quarter, as Sunetric was acquired in the second quarter of 2014.

•	Progress on transformative initiatives:

•	Sales orders for E-sales increased 77% to $3.8 million over the same year-ago quarter and approximately the same amount as the third quarter of 2014.

•	Sales orders for leasing were $1.4 million, for the second full quarter of leasing operations, an increase of $0.2 million from the third quarter of 2014.

•	The company installed solar equipment on 496 roofs in the fourth quarter, as compared to 573 installations in the same year-ago quarter. The decline in rooftop installations is due to the reduction in the Missouri and Colorado markets, limited availability of solar panels due to reductions in vendor terms, and adverse weather in the East Coast, where the company has its largest backlog. Installations in Hawaii were adversely impacted by interconnection approval delays by the utilities.

•	Loss from continuing operations increased $11.1 million to a loss of $13.4 million for the quarter versus the same year-ago quarter.

•	As a result of the Hawaiian utility environment and its impact on current sales, which have materially declined, the company determined that all of the intangible assets arising from Sunetric have been impaired and, accordingly, an impairment charge of $10.4 million was recorded. Additionally, depreciation and amortization increased by $0.7 million over the same year-ago quarter, principally related to intangible assets recorded for the acquisition of Sunetric.

•	Gross margin for residential segment was 11.8% in the fourth quarter of 2014, which declined from 21.3% in the same year-ago quarter. The decline principally reflects the gross margin percentage declining whenever there is a decrease in revenue, as there is a fixed cost element in the cost of goods sold; residential revenue declined 28% from the same year ago quarter. The margin was also impacted by a provision to increase the estimated liability for warranty obligations in the fourth quarter of 2014.

•	Aggregate selling and operating and general and administrative expenses increased $2.5 million over the same year-ago quarter, approximately a quarter of which is attributed to the Sunetric acquisition, and the remainder is principally the increase in sales and marketing expenses described earlier. Acquisition related costs declined $0.9 million from the prior year quarter as the company did not make acquisitions during the current quarter.

•	The change in common stock warrant liability increased income by $4.2 million over the same year-ago quarter, as the liability declined with the market capitalization of the company.

•	Loss from discontinued operations were $2.8 million, which reflect the competitive pricing embedded in the run-off of the Large Commercial segment as well as performance obligation charges incurred during the quarter. The company has entered into a contract to sell portions of its commercial pipeline for cash, with the consideration to be paid dependent upon the completion of the buyer’s due diligence. During the fourth quarter, $0.4 million was received under the contract.

•	Including both continuing and non-continuing operations, net loss for the quarter totaled $16.2 million or $(0.31) per share, as compared to a loss of $2.5 million or $(0.08) per share in the fourth quarter of 2013.

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Full Year 2014 Financial Summary

•	Total revenue, including both continuing and non-continuing operations, increased 14% to $116 million in 2014 from $101 million in 2013.

•	Solar system installations on homes and small businesses increased 7% to 2,127 installations in 2014.

•	Loss from continuing operations was $26.2 million, which includes a Sunetric impairment charge of $10.4 million, as compared to a net loss from continuing operations of $12.3 million in 2013.

•	Loss from discontinued operations was $30.9 million in 2014, including asset impairment charges of $11.8 million, as compared to income from discontinued operations of $1 million in 2013.

•	Net loss was $57.1 million as compared to $11.3 million in 2013.

Backlog and Net Sales Orders

Backlog has increased for transactions from acquired companies at the date of acquisition and thereafter for net sales orders (representing newly signed contracts with customers, net of contract cancellations or holds), and decreased for installations reflected in revenue.

•	Backlog increased 119.5% to a record $61.7 million at December 31, 2014 over 2013.

•	Backlog increased 5.6% or $3.3 million from backlog at September 30, 2014.

•	The year-over-year growth in the company’s backlog is primarily due to the Sunetric acquisition as well as new sales orders.

Financing Capacity

•	For the quarter, approximately 50% of installations were paid for in-cash by RGS customers, approximately 36% using third-party loan programs, and 14% utilizing company and third-party lease programs.

•	As previously reported, the company received gross proceeds of $3.5 million from the issuance of common stock and warrants in February 2015, with the opportunity, subject to the satisfaction of certain equity conditions, to raise up to an additional $8 million by effecting a mandatory exercise of certain of the warrants. As of March 30, 2015, $3.6 million of the warrants have been voluntarily exercised.

•	As reported on March 17, 2015, the company renewed its $5 million revolving line-of-credit with Silicon Valley Bank and $3.15 million subordinated debt for a one-year term.

•	As of March 23, 2015, the company had cash and available borrowings of $5.4 million in total.

Management Commentary

“The fourth quarter presented unique cash management challenges that we successfully met,” stated Dennis Lacey, RGS Energy’s CEO. “During the quarter, we did not burn cash. In fact, we generated a cash inflow from operations of $0.6 million as compared to an average quarterly cash burn of roughly $10 million for the first nine months of 2014. Furthermore, as recently announced, we entered into an arrangement with CentroSolar to facilitate installation of our East Coast backlog and arranged for $11.5 million of new financial capital. At the same time we have renewed our bank facility for the ensuing 12 months, and we have

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com

recently restructured our operations to significantly reduce the fixed cash operating expenses of the company so we can operate more profitably in the future. In brief, we have significantly strengthened the financial position of the company and restructured for improved operating results. We are encouraged by the progress we are making in turning around RGS’ business.”

Earnings Conference Call

RGS Energy will hold a conference call to discuss its fourth quarter and full year 2014 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, March 31, 2015

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-211-9994

International dial-in number: 1-913-312-1399

Conference ID: 9576309

Webcast: http://public.viavid.com/index.php?id=113742

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through April 7, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 9576309

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s largest and most recognized rooftop installers of solar equipment, serving residential and small business customers in the mainland U.S. and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed tens of thousands solar power systems. RGS Energy makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

Forward-Looking Statements and Cautionary Statements

This report may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com

actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: our ability to satisfy the conditions of the Series B warrants allowing us to exercise our put option thereunder, whether holders of warrants sold in the offering discussed in this press release will exercise their warrants, our ability to convert backlog into revenue and cash, our ability to receive payment terms from equipment suppliers and third parties, our ability to improve cash flow and operating results, our ability to increase sales and achieve profitability, our ability to successfully restructure our business and achieve cost savings, and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com

RGS Energy

Consolidated Condensed

Balance Sheets

	(in thousands)
	December 31, 2014	December 31, 2013
Cash	$1,947	$12,449
Accounts Receivable	8,293	10,336
Inventory	4,639	6,401
Other Current Assets	5,847	2,587
Assets of Discontinued Operations	8,427	6,564

Total Current Assets	29,153	38,337
Goodwill and Intangibles	1,338	2,347
Other Assets	3,533	2,750
Assets of Discontinued Operations	1,082	334

Total Assets	$35,106	$43,768

Line of Credit and Term Loan	$4,350	$2,000
Related Party Debt	3,150	4,150
Accounts Payable	13,398	6,630
Other Current Liabilities	8,575	3,769
Liabilities of Discontinued Operations	7,985	8,453

Total Current Liabilities	37,457	25,002
Common Stock Warrant Liability	2,491	15,071
Other Liabilities	132	446
Liabilities of Discontinued Operations	327	0

Total Liabilities	40,407	40,519
Stockholder’s Equity (Deficit)	(5,301)	3,249

Liabilities and Stockholders’ Equity	$35,106	$43,768

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com

RGS Energy

Consolidated Summary Statements of Operations

	(in thousands)
	Three months		Twelve months
	2014	2013	2014	2013
Net Revenue	$18,444	$18,075	$70,775	$57,659
Cost of Goods Sold	16,198	14,249	58,018	43,398

Gross Margin	2,246	3,826	12,757	14,261
Gross Margin (%)	12.17%	21.17%	18.02%	24.73%
Selling and Operating	7,319	4,972	27,181	18,753
General and Administrative	2,023	1,846	9,671	6,918
Acquisition-related Costs	(21)	896	789	997
Asset Impairment	10,400	0	11,765	0
Depreciation and Amortization	993	284	3,176	912
Restructuring Costs	252	0	606	0

Total Expenses	20,966	7,998	53,188	27,580
Operating Loss from Continuing Operations	(18,720)	(4,172)	(40,431)	(13,319)
Interest Income (Expense), Net	(374)	162	(1,170)	(928)
Change in Fair Value of Common Stock Warrant Liability	5,956	1,738	14,160	2,026
Income Tax Expense (Benefit)	255	41	(1,240)	58

Income (Loss) from Continuing Operations	(13,394)	(2,313)	(26,201)	(12,279)
Income (Loss) From Discontinued Operations	(2,784)	(191)	(30,910)	979

Net Loss	($16,178)	($2,504)	($57,111)	($11,300)

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com

RGS Energy

Business Segment Results

	(in thousands - unaudited)
	Fourth quarter Results		Twelve months
	2014	2013	2014	2013
Residential:
Revenue	$12,242	$17,014	$55,844	$53,918
COGS	10,798	13,397	45,390	40,553

Gross Margin	1,445	3,617	10,454	13,365
GM%	12%	21%	19%	25%
Sunetric:
Revenue	$5,868	$0	$12,742	$0
COGS	5,176	0	11,092	0

Gross Margin	692	0	1,650	0
GM%	12%	0%	13%	0%

RGS Energy

Supplemental Information

	(Unaudited)
	Twelve Months		Three Months
	2014	2013	2014	2013
Rooftop Installations:
Residential	1,962	1,987	411	573
Sunetric	165	—	85	—

Total	2,127	1,987	496	573

	Twelve Months		Three Months
	2014	2013	2014	2013
kW Installed:
Residential	14,301	14,410	2,993	4,442
Sunetric	2,743	—	1,398	—

Total	17,044	14,410	4,391	4,442

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com

	Twelve Months		Three Months
	2014	2013	2014	2013
Net Orders (dollars in thousands):
Residential	$67,570	$62,399	$19,045	$17,037
Sunetric	$20,054	—	$2,297	—

Total	$87,624	$62,399	$21,342	$17,037

	Twelve Months		Three Months
	2014	2013	2014	2013
Net Orders (kW):
Residential	16,031	16,468	4,515	5,856
Sunetric	5,072	—	649	—

Total	21,103	16,468	5,164	5,856

	December 31, 2014		December 31, 2013
	Backlog Rooftops	Backlog Value ($‘000’s)	Backlog Rooftops	Backlog Value ($‘000’s)
Backlog Data:
Residential	1,192	$39,726	840	$28,110
Sunetric	171	$21,970	—	—

Total	1,363	$61,696	840	28,110

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

833 W. South Boulder Road, Louisville, CO 80027  |  tel. 888.567.6527  |   fax 303.222.8323  |  RGSEnergy.com